November 9, 2018

Frank Verdecanna
Chief Financial Officer
FireEye, Inc.
601 McCarthy Blvd.
Milpitas, CA 95035

       Re: FireEye, Inc.
           Form 10-K for the Fiscal Year Ended December 31, 2017
           Filed February 23, 2018
           Form 10-Q for the Quarter Ended March 31, 2018
           Filed May 4, 2018
           File No. 001-36067

Dear Mr. Verdecanna:

       We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.



                                                          Sincerely,

                                                          Division of
Corporation Finance
                                                          Office of Information
Technologies
                                                          and Services